Exhibit 99.1

Investor Contact:	Jayrald Rabago	Media Contact:	Tim Sakahara
	Senior Strategic Financial Officer		Corporate Communications Manager
	(808) 544-3556		(808) 544-5125
	jayrald.rabago@cpb.bank		tim.sakahara@cpb.bank

FOR IMMEDIATE RELEASE

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL REPORTS FIRST QUARTER 2026 EARNINGS OF $20.7 MILLION

First Quarter Highlights:
•Net income of $20.7 million, or $0.78 per diluted share
•Return on average assets of 1.12% and return on average equity of 13.90%
•Net interest margin of 3.53% and efficiency ratio of 59.87%
•Total loans of $5.32 billion, increased by $31.3 million from the prior quarter
•Total deposits of $6.70 billion, increased by $89.6 million from the prior quarter
•Repurchased 321,396 shares of common stock at a total cost of $10.5 million during the quarter

Other Highlights:
•CPF Board of Directors approved a second quarter cash dividend of $0.29 per share
•Central Pacific Bank was named the U.S. Small Business Administration (SBA) Lender of the Year in Hawaii (Category II) for 2025

HONOLULU, HI, April 29, 2026 – Central Pacific Financial Corp. (NYSE: CPF) (the "Company"), parent company of Central Pacific Bank (the "Bank" or "CPB"), today reported net income of $20.7 million, or $0.78 per fully diluted earnings share ("EPS"), for the first quarter of 2026. This compares to net income of $22.9 million, or EPS of $0.85, in the prior quarter and $17.8 million, or EPS of $0.65, in the first quarter last year.

"We delivered strong net income in the first quarter, marked by balance sheet growth, healthy net interest margin, and disciplined expense management,” said Arnold Martines, Chairman, President and CEO. “We are proud to be named as Hawaii SBA lender of the year for the 17th time, reflecting our ongoing commitment to supporting small businesses in our community. I want to express my sincere appreciation to our employees and customers for their continued dedication and partnership."

Earnings Highlights
Net interest income for the first quarter of 2026 totaled $61.4 million, which decreased by $0.7 million, or 1.2% from the prior quarter, and increased by $3.7 million, or 6.3%, compared to the same quarter last year. Net interest margin ("NIM") for the first quarter of 2026 was 3.53%, a decrease of 3 basis points ("bp" or "bps") from the prior quarter, and an increase of 22 bps from the same quarter last year. The sequential quarter decrease in net interest income and NIM was primarily driven by lower average yields earned on loans, down 6 bps, and investment securities, down 5 bps, partially offset by a 6 bps decrease in average rates paid on

Central Pacific Financial Reports First Quarter 2026 Earnings of $20.7 Million

interest-bearing deposits. The sequential quarter decrease in net interest income was also due to a $60.0 million decrease in average loans and two less days in the current quarter.

The Company recorded a provision for credit losses of $2.4 million in the first quarter of 2026, compared to a provision of $2.4 million in the prior quarter, and a provision of $4.2 million in the same quarter last year. The current quarter provision for credit losses included $2.7 million for credit losses on loans offset by a $0.3 million credit for off-balance sheet credit exposures. The decrease from the year ago quarter was primarily driven by lower loan balances and changes in the economic forecast used in our current expected credit losses model.

Other operating income for the first quarter of 2026 totaled $11.6 million, compared to $14.2 million in the prior quarter, and $11.1 million in the same quarter last year. The sequential quarter decrease was primarily due to a decrease in income from bank-owned life insurance of $2.4 million and lower mortgage banking income of $0.5 million, partially offset by income related to a debit card program contract extension consideration of $0.7 million (included in other income). The decrease in income from bank-owned life insurance was largely driven by $1.4 million in death benefits recognized in the prior quarter, combined with equity market volatility and the impact on corporate-owned life insurance ("COLI") policies used to hedge deferred compensation expense.

Other operating expense for the first quarter of 2026 totaled $43.7 million, compared to $45.7 million in the prior quarter, and $42.1 million in the same quarter last year. The decrease from the prior quarter was primarily attributable to lower salaries and employee benefits of $1.4 million due to lower incentive accruals and lower deferred compensation expense, along with a reduction in legal and professional services of $0.5 million.

The efficiency ratio was 59.87% in the first quarter of 2026, compared to 59.88% in the prior quarter and 61.16% in the same quarter last year.

The effective tax rate for the first quarter of 2026 was 23.0%, compared to 18.9% in the prior quarter, and 21.2% in the same quarter last year. The increase in the Company's effective tax rate was primarily attributable to additional tax credits recognized in the previous quarter and a decrease in tax-exempt income.

Balance Sheet Highlights
As of March 31, 2026, total assets were $7.50 billion, which increased by $86.1 million, or 1.2% from $7.41 billion at December 31, 2025, and an increase of $90.1 million, or 1.22% from $7.41 billion at March 31, 2025.

Total loans, net of deferred fees and costs, were $5.32 billion at March 31, 2026, which increased by $31.3 million, or 0.6% from $5.29 billion at December 31, 2025, and decreased by $14.2 million, or 0.3% from $5.33 billion at March 31, 2025. The average yield earned on loans during the first quarter of 2026 was 4.93%, compared to 4.99% in the prior quarter and 4.88% in the same quarter last year.

Total deposits were $6.70 billion at March 31, 2026, which increased by $89.6 million or 1.4% from $6.61 billion at December 31, 2025, and increased by $103.3 million, or 1.6% from $6.60 billion at March 31, 2025. Core deposits, which include demand deposits, savings and money market deposits and time deposits up to $250,000, totaled $6.13 billion at March 31, 2026. Core deposits increased by $74.9 million, or 1.2% from $6.06 billion at December 31, 2025, and increased by $158.7 million, or 2.7% from $5.98 billion at March 31, 2025. The average rate paid on total deposits during the first quarter of 2026 was 0.90%, compared to 0.94% in the prior quarter, and 1.08% in the same quarter last year.

Asset Quality
Nonperforming assets totaled $14.5 million, or 0.19% of total assets at March 31, 2026, compared to $14.4 million, or 0.19% of total assets at December 31, 2025 and $11.1 million, or 0.15% of total assets at March 31, 2025.

Net charge-offs in the first quarter of 2026 totaled $2.4 million, compared to net charge-offs of $2.5 million in the prior quarter, and net charge-offs of $2.6 million in the same quarter last year. On an annualized basis, net charge-offs as a percentage of average loans was 0.18% in the first quarter of 2026, compared to 0.18% in the prior quarter, and 0.20% in the same quarter last year.

The allowance for credit losses on loans was 1.13% of total loans as of March 31, 2026, and remained unchanged from 1.13% at December 31, 2025 and March 31, 2025.

Central Pacific Financial Reports First Quarter 2026 Earnings of $20.7 Million

Capital
Total shareholders' equity at March 31, 2026 was $593.9 million, compared to $592.6 million at December 31, 2025 and $557.4 million at March 31, 2025.

During the first quarter of 2026, the Company repurchased 321,396 shares of common stock at a total cost of $10.5 million, or an average price of $32.75 per share. As of March 31, 2026, $44.5 million remained available under the Company's share repurchase authorization.

The Company's regulatory capital ratios remained strong, with a leverage ratio of 9.7%, a Common Equity Tier 1 ratio of 12.6%, a Tier 1 risk-based capital ratio of 13.5%, and a total risk-based capital ratio of 14.7% at March 31, 2026.

On April 28, 2026, the Board of Directors declared a quarterly cash dividend of $0.29 per share. The dividend will be payable on June 15, 2026, to shareholders of record as of May 29, 2026.

Conference Call
The Company's management will host a conference call today at 2:00 p.m. Eastern Time (8:00 a.m. Hawaii Time) to discuss its first quarter of 2026 financial results. Individuals are encouraged to listen to the live webcast of the presentation by visiting the investor relations page of the Company's website at http://ir.cpb.bank. Alternatively, investors may participate in the live call by dialing 1-800-715-9871 and entering the conference ID: 6299769.

A replay of the call will be available through May 29, 2026, by dialing 1-800-770-2030 and entering the same conference ID: 6299769, and on the Company's website. Information which may be discussed in the conference call is provided in an earnings supplement presentation on the Company's website at http://ir.cpb.bank.

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is a Hawaii-based bank holding company with approximately $7.50 billion in assets as of March 31, 2026. Its primary subsidiary, Central Pacific Bank, operates 27 branches and 55 ATMs in the State of Hawaii. Central Pacific Financial Corp. is listed on the New York Stock Exchange under the symbol "CPF." For additional information, please visit: cpb.bank.

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Central Pacific Financial Reports First Quarter 2026 Earnings of $20.7 Million

Forward-Looking Statements
This document may contain forward-looking statements ("FLS") concerning, among other things: projections of revenues, expenses, income or loss, earnings or loss per share, capital expenditures, payment or nonpayment of dividends, net interest income, capital position, credit losses, net interest margin, or other financial items. These statements may also include the plans, objectives, and expectations of Central Pacific Financial Corp. (the "Company") or its management or Board of Directors, including those relating to business plans, use of capital resources, products or services, and regulatory developments or actions. In addition, such statements may address anticipated economic performance, the expected impact of business initiatives, and the assumptions underlying any of the foregoing.

Words such as "believe," "plan," "anticipate," "aim," "seek," "expect," "intend," "forecast," "hope," "target," "continue," "remain," "estimate," "will," "should," "may," and other similar expressions are intended to identify FLS, although such terminology is not the exclusive means of doing so.

While we believe that our FLS and their underlying assumptions are reasonably based, such statements are inherently subject to risks and uncertainties that may cause actual results to differ materially from expectations. Factors that may lead to such differences, include, but are not limited to: the persistence or resurgence of inflationary pressures in the United States and our market areas, and their effect on market interest rates, economic conditions, and credit quality; the impact of the current U.S. administration’s economic policies, including potential international tariffs, geopolitical instability, trade tensions,and other cost-cutting or fiscal initiatives; the adverse effects of bank failures on customer confidence, deposit behavior, liquidity, and regulatory responses; the effects of pandemics, epidemics, and other public health emergencies, including their impact on Hawaii's tourism and construction sectors and on our borrowers, customers, vendors and employees; supply chain disruptions, labor contract disputes, strikes; adverse trends in the real estate or construction industries, including rising inventory levels or declining property values; deterioration in borrowers' financial performance leading to increased loan delinquencies, asset quality issues, or loan losses; the impact of local, national, and international economic conditions and natural disasters (such as wildfires, volcanic eruptions, hurricanes, tsunamis, storms, floods, or earthquakes) on our markets and major industries within Hawaii; weakness in domestic economic conditions, including instability in the financial industry, deterioration in real estate markets, and declines in consumer or business confidence; revisions to estimates of reserve requirements under applicable regulatory and accounting standards; the impact of legislative and regulatory developments, including the Dodd-Frank Act, changing capital and consumer protection rules, and new regulations affecting our operations and competitiveness; the costs and effects of legal and regulatory proceedings, including actual or threatened litigation and the efforts of governmental and regulatory exams and orders, as well as the costs of ongoing or potential compliance efforts; the effect of accounting standard changes adopted by regulatory agencies, the PCAOB, or the FASB, and the cost and resources associated with implementation; changes in trade, monetary, or fiscal policy, including actions by the Federal Reserve; market volatility and monetary fluctuations, including the transition away from the LIBOR Index; declines in our market capitalization or the price of our common stock; the effects and cost of acquisitions, dispositions, or strategic transactions we may make or evaluate; political instability, acts of war or terrorism, or other geopolitical conflicts; shifts in consumer spending, borrowing, and savings behaviors; technological changes and developments; cybersecurity incidents, data privacy breaches, or fraud involving us or third-party vendors; deficiencies in internal control over financial reporting or disclosure controls and procedures, and our ability to remediate them; increased competition among financial institutions and other financial service providers; our ability to achieve efficiency ratio improvement goals; our ability to attract and retain key personnel; changes in our personnel, organization, compensation and benefit plans; and related reputational or regulatory exposures; and risks related to the United States fiscal debt, deficit, and budget uncertainties.

For further information on factors that could cause actual results to differ materially from the expectations or projections expressed in our FLS, please refer to the Company's filings with the U.S. Securities and Exchange Commission, including the Company's most recent Form 10-K, particularly, the discussion of "Risk Factors" set forth therein.

We urge investors to consider all of these factors carefully in evaluating the FLS contained in this document. FLS speak only as of the date on which such statements are made. We undertake no obligation to update any FLS to reflect events or circumstances occurring after the date on which such statements are made, or to reflect the occurrence of unanticipated events, except as required by law.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights
(Unaudited)	TABLE 1

	Three Months Ended
(Dollars in thousands,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
except for per share amounts)	2026	2025	2025	2025	2025
CONDENSED INCOME STATEMENT
Net interest income	$61,358	$62,087	$61,301	$59,796	$57,699
Provision for credit losses	2,353	2,396	4,157	4,987	4,172
Total other operating income	11,574	14,201	13,507	13,013	11,096
Total other operating expense	43,666	45,680	47,009	43,946	42,072
Income tax expense	6,188	5,337	5,068	5,605	4,791
Net income	20,725	22,875	18,574	18,271	17,760
Basic earnings per share	$0.79	$0.86	$0.69	$0.68	$0.66
Diluted earnings per share	0.78	0.85	0.69	0.67	0.65
Dividends declared per share	0.29	0.28	0.27	0.27	0.27

PERFORMANCE RATIOS
Return on average assets (ROA) [1]	1.12%	1.25%	1.01%	1.00%	0.96%
Return on average equity (ROE) [1]	13.90	15.41	12.89	13.04	13.04
Average equity to average assets	8.07	8.12	7.85	7.66	7.37
Efficiency ratio [2]	59.87	59.88	62.84	60.36	61.16
Net interest margin (NIM) [1]	3.53	3.56	3.49	3.44	3.31
Dividend payout ratio [3]	37.18	32.94	39.13	40.30	41.54

SELECTED AVERAGE BALANCES
Average loans, including loans held for sale	$5,268,482	$5,328,499	$5,332,656	$5,307,946	$5,311,610
Average interest-earning assets	7,022,759	6,964,796	7,011,753	6,985,097	7,054,488
Average assets	7,396,084	7,310,098	7,341,281	7,314,144	7,388,783
Average deposits	6,592,361	6,499,119	6,509,692	6,503,463	6,561,100
Average interest-bearing liabilities	4,846,057	4,757,686	4,807,225	4,807,669	4,914,398
Average equity	596,524	593,750	576,531	560,248	544,888

[1] ROA and ROE are annualized based on a 30/360 day convention. Annualized net interest income and expense in the NIM calculation are based on the day count interest payment conventions at the interest-earning asset or interest-bearing liability level (i.e. 30/360, actual/actual).
[2] Efficiency ratio is defined as total other operating expense divided by total revenue (net interest income and total other operating income).
[3] Dividend payout ratio is defined as dividends declared per share divided by diluted earnings per share.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights
(Unaudited)	TABLE 1 (CONTINUED)

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2026	2025	2025	2025	2025
REGULATORY CAPITAL RATIOS
Central Pacific Financial Corp.
Leverage ratio	9.7%	9.8%	9.7%	9.6%	9.4%
Common equity tier 1 capital ratio	12.6	12.7	12.6	12.6	12.4
Tier 1 risk-based capital ratio	13.5	13.6	13.5	13.5	13.4
Total risk-based capital ratio	14.7	14.8	15.7	15.8	15.6

Central Pacific Bank
Leverage ratio	9.6	9.7	10.2	10.1	9.8
Common equity tier 1 capital ratio	13.4	13.5	14.1	14.1	14.0
Tier 1 risk-based capital ratio	13.4	13.5	14.1	14.1	14.0
Total risk-based capital ratio	14.6	14.7	15.3	15.3	15.2

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(dollars in thousands, except for per share amounts)	2026	2025	2025	2025	2025
BALANCE SHEET
Total loans, net of deferred fees and costs	$5,320,349	$5,289,096	$5,367,202	$5,289,809	$5,334,547
Total assets	7,495,363	7,409,241	7,421,478	7,369,567	7,405,239
Total deposits	6,699,354	6,609,764	6,577,684	6,544,989	6,596,048
Long-term debt	76,547	76,547	131,527	131,466	131,405
Total equity	593,879	592,581	588,066	568,874	557,376
Tangible common equity to tangible assets [4]	7.92%	8.00%	7.92%	7.72%	7.53%

ASSET QUALITY
Allowance for credit losses (ACL)	$59,933	$59,621	$60,393	$59,611	$60,469
Nonaccrual loans	14,524	14,386	14,319	14,895	11,085
Non-performing assets (NPA)	14,524	14,386	14,319	14,895	11,085
Ratio of ACL to total loans	1.13%	1.13%	1.13%	1.13%	1.13%
Ratio of NPA to total assets	0.19%	0.19%	0.19%	0.20%	0.15%

PER SHARE OF COMMON STOCK OUTSTANDING
Book value per common share	$22.74	$22.47	$21.86	$21.08	$20.60
Closing market price per common share	31.96	31.16	30.34	28.03	27.04

[4] The tangible common equity ratio is a non-GAAP measure which should be read in conjunction with the Company’s GAAP financial information. Comparison of our ratio with those of other companies may not be possible because other companies may calculate the ratio differently. See Reconciliation of Non-GAAP Financial Measures in Table 9.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)	TABLE 2

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands, except share data)	2026	2025	2025	2025	2025
ASSETS
Cash and due from financial institutions	$88,880	$88,200	$102,859	$110,935	$106,670
Interest-bearing deposits in other financial institutions	317,716	290,453	207,034	206,035	170,226
Investment securities:
Debt securities available-for-sale, at fair value	779,156	748,212	758,683	765,213	780,379
Debt securities held-to-maturity, at amortized cost; fair value of: $486,018 at March 31, 2026, $495,845 at December 31, 2025, $500,859 at September 30, 2025, $499,833 at June 30, 2025, and $511,717 at March 31, 2025	554,548	562,391	570,886	580,476	589,688
Total investment securities	1,333,704	1,310,603	1,329,569	1,345,689	1,370,067
Loans held for sale	2,536	1,084	1,557	—	2,788
Loans, net of deferred fees and costs	5,320,349	5,289,096	5,367,202	5,289,809	5,334,547
Less: allowance for credit losses	(59,933)	(59,621)	(60,393)	(59,611)	(60,469)
Loans, net of allowance for credit losses	5,260,416	5,229,475	5,306,809	5,230,198	5,274,078
Premises and equipment, net	99,942	100,620	100,992	103,657	103,490
Accrued interest receivable	24,320	23,559	25,232	23,518	24,743
Investment in unconsolidated entities	59,548	61,349	52,987	49,370	50,885
Mortgage servicing rights	8,520	8,672	8,459	8,436	8,418
Bank-owned life insurance	181,298	180,717	179,743	177,639	176,846
Federal Home Loan Bank of Des Moines ("FHLB") and Federal Reserve Bank ("FRB") stock	24,682	25,836	25,215	24,816	24,163
Right-of-use lease assets	24,320	24,822	25,570	30,693	29,829
Other assets	69,481	63,851	55,452	58,581	63,036
Total assets	$7,495,363	$7,409,241	$7,421,478	$7,369,567	$7,405,239
LIABILITIES
Deposits:
Noninterest-bearing demand	$1,897,593	$1,891,198	$1,903,614	$1,938,226	$1,854,241
Interest-bearing demand	1,428,323	1,388,107	1,340,725	1,336,620	1,368,519
Savings and money market	2,378,834	2,346,522	2,292,881	2,242,122	2,316,416
Time	994,604	983,937	1,040,464	1,028,021	1,056,872
Total deposits	6,699,354	6,609,764	6,577,684	6,544,989	6,596,048
Long-term debt, net of unamortized debt issuance costs	76,547	76,547	131,527	131,466	131,405
Lease liabilities	25,073	25,549	26,288	31,981	31,057
Accrued interest payable	6,433	7,068	8,604	8,755	8,757
Other liabilities	94,077	97,732	89,309	83,502	80,596
Total liabilities	6,901,484	6,816,660	6,833,412	6,800,693	6,847,863
EQUITY
Shareholders' equity:
Preferred stock, no par value, authorized 1,000,000 shares; issued and outstanding: none at March 31, 2026, December 31, 2025, September 30, 2025, June 30, 2025, and March 31, 2025	—	—	—	—	—
Common stock, no par value, authorized 185,000,000 shares; issued and outstanding: 26,115,229 at March 31, 2026, 26,374,967 at December 31, 2025, 26,903,512 at September 30, 2025, 26,981,436 at June 30, 2025, and 27,061,589 at March 31, 2025	370,633	381,158	397,479	399,823	402,400
Additional paid-in capital	106,501	107,308	106,675	106,033	104,849
Retained earnings	204,494	191,383	175,968	164,676	153,692
Accumulated other comprehensive loss	(87,749)	(87,268)	(92,056)	(101,658)	(103,565)
Total equity	593,879	592,581	588,066	568,874	557,376
Total liabilities and equity	$7,495,363	$7,409,241	$7,421,478	$7,369,567	$7,405,239

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)	TABLE 3

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands, except per share data)	2026	2025	2025	2025	2025
Interest income:
Interest and fees on loans	$64,323	$66,897	$67,222	$65,668	$64,119
Interest and dividends on investment securities:
Taxable investment securities	9,210	9,401	9,776	9,871	9,801
Tax-exempt investment securities	682	696	709	709	708
Interest on deposits in other financial institutions	2,500	1,501	1,857	1,484	2,254
Dividend income on FHLB and FRB stock	381	382	395	388	324
Total interest income	77,096	78,877	79,959	78,120	77,206
Interest expense:
Interest on deposits:
Interest-bearing demand	522	441	490	443	452
Savings and money market	7,502	8,004	8,898	8,414	8,862
Time	6,665	6,999	7,410	7,616	8,107
Interest on long-term debt	1,049	1,346	1,860	1,851	2,086
Total interest expense	15,738	16,790	18,658	18,324	19,507
Net interest income	61,358	62,087	61,301	59,796	57,699
Provision for credit losses	2,353	2,396	4,157	4,987	4,172
Net interest income after provision for credit losses	59,005	59,691	57,144	54,809	53,527
Other operating income:
Mortgage banking income	649	1,186	958	744	597
Service charges on deposit accounts	2,299	2,423	2,330	2,124	2,147
Other service charges and fees	5,789	5,570	6,472	5,957	5,766
Income from fiduciary activities	1,423	1,529	1,547	1,501	1,624
Income from bank-owned life insurance	399	2,816	1,879	2,260	497
Net loss on sales of investment securities	—	—	(30)	—	—
Other	1,015	677	351	427	465
Total other operating income	11,574	14,201	13,507	13,013	11,096
Other operating expense:
Salaries and employee benefits	23,085	24,490	24,749	22,696	21,819
Net occupancy	4,322	4,432	4,598	4,253	4,392
Computer software	5,045	5,442	5,151	5,320	4,714
Legal and professional services	2,384	2,878	2,669	2,873	2,798
Equipment	807	825	867	950	1,082
Advertising	997	943	730	832	887
Communication	823	495	791	901	1,033
Other	6,203	6,175	7,454	6,121	5,347
Total other operating expense	43,666	45,680	47,009	43,946	42,072
Income before income taxes	26,913	28,212	23,642	23,876	22,551
Income tax expense	6,188	5,337	5,068	5,605	4,791
Net income	$20,725	$22,875	$18,574	$18,271	$17,760
Per common share data:
Basic earnings per share	$0.79	$0.86	$0.69	$0.68	$0.66
Diluted earnings per share	0.78	0.85	0.69	0.67	0.65
Cash dividends declared	0.29	0.28	0.27	0.27	0.27
Basic weighted average shares outstanding	26,277,749	26,687,551	26,968,163	26,988,169	27,087,154
Diluted weighted average shares outstanding	26,414,880	26,827,551	27,083,280	27,069,677	27,213,406

Note: Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)
(Unaudited)	TABLE 4

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
	Average	Average		Average	Average		Average	Average
(Dollars in thousands)	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest
ASSETS
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$274,885	3.69%	$2,500	$151,826	3.92%	$1,501	$206,108	4.44%	$2,254
Investment securities:
Taxable [1]	1,318,722	2.80	9,210	1,322,341	2.84	9,401	1,376,687	2.85	9,801
Tax-exempt [1] [3]	135,519	2.55	863	136,530	2.58	881	139,589	2.57	896
Total investment securities	1,454,241	2.77	10,073	1,458,871	2.82	10,282	1,516,276	2.82	10,697
Loans, including loans held for sale [2]	5,268,482	4.93	64,323	5,328,499	4.99	66,897	5,311,610	4.88	64,119
FHLB and FRB stock	25,151	6.07	381	25,600	5.96	382	20,494	6.32	324
Total interest-earning assets	7,022,759	4.44	77,277	6,964,796	4.52	79,062	7,054,488	4.43	77,394
Noninterest-earning assets	373,325			345,302			334,295
Total assets	$7,396,084			$7,310,098			$7,388,783

LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,407,877	0.15%	$522	$1,358,436	0.13%	$441	$1,355,360	0.14%	$452
Savings and money market deposits	2,371,217	1.28	7,502	2,297,826	1.38	8,004	2,345,445	1.53	8,862
Time deposits up to $250,000	432,745	2.18	2,331	433,911	2.21	2,422	457,473	2.51	2,832
Time deposits over $250,000	557,671	3.15	4,334	571,240	3.18	4,577	603,919	3.54	5,275
Total interest-bearing deposits	4,769,510	1.25	14,689	4,661,413	1.31	15,444	4,762,197	1.48	17,421
Long-term debt	76,547	5.56	1,049	96,273	5.55	1,346	152,201	5.56	2,086
Total interest-bearing liabilities	4,846,057	1.32	15,738	4,757,686	1.40	16,790	4,914,398	1.61	19,507
Noninterest-bearing deposits	1,822,851			1,837,706			1,798,903
Other liabilities	130,652			120,956			130,594
Total liabilities	6,799,560			6,716,348			6,843,895
Total equity	596,524			593,750			544,888
Total liabilities and equity	$7,396,084			$7,310,098			$7,388,783

Net interest income (taxable-equivalent)			61,539			62,272			57,887
Taxable-equivalent adjustment [3]			(181)			(185)			(188)
Net interest income (GAAP)			$61,358			$62,087			$57,699

Interest rate spread		3.12%			3.12%			2.82%

Net interest margin (taxable-equivalent) [4]		3.53%			3.56%			3.31%

[1] At amortized cost.
[2] Includes nonaccrual loans.
[3] Interest income and resultant yield information for tax-exempt investment securities is expressed on a taxable-equivalent basis using a federal statutory tax rate of 21%.
[4] Annualized net interest income and expense in the NIM calculation are based on the day count interest payment conventions at the interest-earning asset or interest-bearing liability level (i.e. 30/360, actual/actual).

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Loans
(Unaudited)	TABLE 5

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2026	2025	2025	2025	2025
Commercial and industrial	$590,810	$594,592	$608,814	$608,130	$634,620
Construction	204,368	213,191	217,610	190,008	160,092
Residential mortgage	1,806,965	1,839,191	1,839,535	1,851,690	1,870,239
Home equity	582,380	600,082	610,889	627,834	655,237
Commercial mortgage	1,703,760	1,594,433	1,613,187	1,540,523	1,552,439
Consumer	432,066	447,607	477,167	471,624	461,920
Total loans, net of deferred fees and costs	5,320,349	5,289,096	5,367,202	5,289,809	5,334,547
Less: Allowance for credit losses	(59,933)	(59,621)	(60,393)	(59,611)	(60,469)
Loans, net of allowance for credit losses	$5,260,416	$5,229,475	$5,306,809	$5,230,198	$5,274,078

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Deposits
(Unaudited)	TABLE 6

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2026	2025	2025	2025	2025
Noninterest-bearing demand	$1,897,593	$1,891,198	$1,903,614	$1,938,226	$1,854,241
Interest-bearing demand	1,428,323	1,388,107	1,340,725	1,336,620	1,368,519
Savings and money market	2,378,834	2,346,522	2,292,881	2,242,122	2,316,416
Time deposits up to $250,000	429,564	433,629	444,005	439,687	436,437
Core deposits	6,134,314	6,059,456	5,981,225	5,956,655	5,975,613
Other time deposits greater than $250,000	431,013	412,188	458,339	459,945	475,861
Government time deposits	134,027	138,120	138,120	128,389	144,574
Total time deposits greater than $250,000	565,040	550,308	596,459	588,334	620,435
Total deposits	$6,699,354	$6,609,764	$6,577,684	$6,544,989	$6,596,048

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Nonperforming Assets and Accruing Loans 90+ Days Past Due
(Unaudited)	TABLE 7

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2026	2025	2025	2025	2025
Nonaccrual loans:
Commercial and industrial	$490	$591	$357	$110	$531
Real estate:
Residential mortgage	10,518	10,572	11,413	12,327	9,199
Home equity	2,986	2,608	2,119	1,889	746
Consumer	530	615	430	569	609
Total nonaccrual loans	14,524	14,386	14,319	14,895	11,085
Other real estate owned ("OREO")	—	—	—	—	—
Total nonperforming assets ("NPAs")	14,524	14,386	14,319	14,895	11,085
Accruing loans 90+ days past due:
Real estate:
Residential mortgage	—	664	1,159	1,625	—
Home equity	—	485	—	21	87
Consumer	290	403	349	418	670
Total accruing loans 90+ days past due	290	1,552	1,508	2,064	757
Total NPAs and accruing loans 90+ days past due	$14,814	$15,938	$15,827	$16,959	$11,842

Ratio of total nonaccrual loans to total loans	0.27%	0.27%	0.27%	0.28%	0.21%
Ratio of total NPAs to total assets	0.19	0.19	0.19	0.20	0.15
Ratio of total NPAs to total loans and OREO	0.27	0.27	0.27	0.28	0.21
Ratio of total NPAs and accruing loans 90+ days past due to total loans and OREO	0.28	0.30	0.29	0.32	0.22

Quarter-to-quarter changes in NPAs:
Balance at beginning of quarter	$14,386	$14,319	$14,895	$11,085	$11,018
Additions	2,094	2,549	838	5,879	2,397
Reductions:
Payments	(284)	(397)	(286)	(585)	(614)
Return to accrual status	(883)	(1,098)	(821)	(861)	(558)
Charge-offs, valuation adjustments and other reductions	(789)	(987)	(307)	(623)	(1,158)
Total reductions	(1,956)	(2,482)	(1,414)	(2,069)	(2,330)
Balance at end of quarter	$14,524	$14,386	$14,319	$14,895	$11,085

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Allowance for Credit Losses on Loans
(Unaudited)	TABLE 8

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2026	2025	2025	2025	2025
Allowance for credit losses ("ACL") on loans:
Balance at beginning of period	$59,621	$60,393	$59,611	$60,469	$59,182
Provision for credit losses on loans	2,724	1,685	3,440	3,810	3,905
Charge-offs:
Commercial and industrial	(1,056)	(678)	(1,071)	(2,858)	(580)
Real estate:
Consumer	(2,301)	(2,831)	(2,824)	(2,864)	(2,977)
Total charge-offs	(3,357)	(3,509)	(3,895)	(5,722)	(3,557)
Recoveries:
Commercial and industrial	175	266	204	195	171
Real estate:
Construction	2	1	—	3	—
Residential mortgage	8	9	8	7	10
Home equity	6	9	9	9	3
Consumer	754	767	1,016	840	755
Total recoveries	945	1,052	1,237	1,054	939
Net charge-offs	(2,412)	(2,457)	(2,658)	(4,668)	(2,618)
Balance at end of period	$59,933	$59,621	$60,393	$59,611	$60,469

Average loans, net of deferred fees and costs	$5,268,482	$5,328,499	$5,332,656	$5,307,946	$5,311,610
Ratio of annualized net charge-offs to average loans	0.18%	0.18%	0.20%	0.35%	0.20%
Ratio of ACL to total loans	1.13	1.13	1.13	1.13	1.13

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)	TABLE 9

To supplement its consolidated financial information, the Company utilizes certain non-GAAP financial measures. These measures are not intended to be considered in isolation or as a substitute for comparable GAAP results. The Company believes these non-GAAP financial measures provide meaningful insight to investors and other stakeholders in understanding its financial performance and position, by excluding certain transactions that may be non-recurring, non-operational, or not indicative of ongoing results. The Company believes that these non-GAAP measures offer a useful perspective for evaluating performance trends over time and are intended to support period-to-period comparisons. The Company believes they are valuable tools for both investors and management in assessing historical results and forecasting future performance. Non-GAAP financial measures may not be comparable to similarly entitled measures reported by other companies. The results for the three months ended March 31, 2026 were not materially impacted by items outside of the normal course of business.

The Company believes that pre-provision net revenue ("PPNR"), a non-GAAP financial measure, is useful as a tool to help evaluate the ability to provide for credit costs through operations. The following table presents a recalculation of the PPNR for the periods presented.

	Three Months Ended
(dollars in thousands)	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025
GAAP net income	$20,725	$22,875	$18,574	$18,271	$17,760
Add: Income tax expense	6,188	5,337	5,068	5,605	4,791
GAAP pre-tax income	26,913	28,212	23,642	23,876	22,551
Add: Provision for credit losses	2,353	2,396	4,157	4,987	4,172
Pre-provision net revenue ("PPNR") (non-GAAP)	29,266	30,608	27,799	28,863	26,723

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)	TABLE 9 (CONTINUED)

A key measure of operating efficiency monitored by the Company is the efficiency ratio, which is derived from GAAP-based amounts. It is calculated by dividing total other operating expenses by total pre-provision revenue (defined as net interest income plus total other operating income). The Company believes that the efficiency ratio, a non-GAAP financial measure, provides a useful supplemental metric that enhances understanding of its business performance and operating efficiency. However, this ratio should not be viewed as a substitute for GAAP results and may not be comparable to similarly titled measures reported by other companies. The following table presents the Company's efficiency ratio for the periods indicated:

	Three Months Ended
(dollars in thousands)	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025
Total other operating expense	$43,666	$45,680	$47,009	$43,946	$42,072

Net interest income	$61,358	$62,087	$61,301	$59,796	$57,699
Total other operating income	11,574	14,201	13,507	13,013	11,096
Total revenue	$72,932	$76,288	$74,808	$72,809	$68,795

Efficiency ratio (non-GAAP)	59.87%	59.88%	62.84%	60.36%	61.16%

The table below presents the Tangible Common Equity ("TCE") ratio, a non-GAAP financial measure, as of the dates indicated. The TCE ratio is calculated by dividing tangible common equity by tangible assets.

(dollars in thousands)	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025
Total equity	$593,879	$592,581	$588,066	$568,874	$557,376
Less: Intangible assets	—	—	—	—	—
TCE	$593,879	$592,581	$588,066	$568,874	$557,376

Total assets	$7,495,363	$7,409,241	$7,421,478	$7,369,567	$7,405,239
Less: Intangible assets	—	—	—	—	—
Tangible assets	$7,495,363	$7,409,241	$7,421,478	$7,369,567	$7,405,239

TCE ratio (non-GAAP)	7.92%	8.00%	7.92%	7.72%	7.53%